Exhibit 99.1
Electro-Optical Sciences Secures Committed Equity
Financing Facility of $45 Million
IRVINGTON, NY (May 8, 2009) — Electro-Optical Sciences, Inc. (“EOS”) (NASDAQ: MELA) today announced that it has entered into a Committed Equity Financing Facility (CEFF) with Kingsbridge Capital Limited, a private investment group, in which Kingsbridge has committed to provide, at the company’s sole discretion, up to $45 million in cash during the next three years, through the purchase of newly-issued shares of Electro-Optical Science’s common stock.
“This financing facility provides us great flexibility in choosing if, and when, to access funds, thereby minimizing shareholder dilution. We view this as an important secondary source of capital to that of more traditional equity financings,” said Joseph V. Gulfo, MD, President and CEO of Electro-Optical Sciences. “The funds are available to us as we proceed through the regulatory pathway and commercialization process for MelaFind, our non-invasive, point of care, computerized system for early melanoma detection.”
EOS is not obligated to utilize any of the $45 million available under the CEFF and there are no minimum commitments or minimum use penalties. EOS has access, at its discretion, to the funds through the sale of newly-issued shares of EOS’ common stock. The funds that can be raised under the CEFF over the three-year term will depend on the then-current price for EOS’ stock, for the number of shares actually sold may not exceed 19.99% of the company’s shares outstanding.
In connection with the CEFF, the company issued a warrant to Kingsbridge to purchase 200,000 shares of common stock at $11.35 per share, representing a 50% premium to the average closing price of the company’s common stock for the five days preceding the signing of the CEFF agreement.
The company may access capital under the CEFF by providing Kingsbridge with common stock at discounts ranging from six to ten percent, depending on the average market price of EOS’ common stock during the applicable pricing period. The CEFF does not impose any material restrictions on EOS’ operating or financial activities. During the term of the CEFF, Kingsbridge is prohibited from engaging in any short selling or derivative transactions related to EOS’ common stock.
The securities issuable pursuant to the CEFF and upon exercise of the warrant have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration under the Securities Act of 1933 and applicable state securities laws or available exemptions from registration requirements. EOS has agreed to file a registration statement with respect to the resale of shares issued pursuant to the CEFF and underlying the warrant within 60 days of the date of the CEFF agreement.
This news release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. Any offering of EOS’ common stock under the registration statement referred to above will be made only by means of a prospectus.

About Electro-Optical Sciences
EOS is a medical device company focused on designing and developing a non-invasive, point-of-care instrument to assist in the early detection of melanoma. MelaFind features a hand-held imaging device that emits light of multiple wavelengths to capture images of suspicious pigmented skin lesions and extract data. Using sophisticated algorithms, the data are then analyzed against a proprietary database of melanomas and benign lesions in order to provide the clinician with clear and objective information.
For more information on EOS, visit www.eosciences.com.
Safe Harbor
This press release includes “forward-looking statements” within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to our plans, objectives, expectations and intentions and other statements that contain words such as “expects,” “contemplates,” “anticipates,” “plans,” “intends,” “believes” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters. These statements are based on our current beliefs or expectations and are inherently subject to significant uncertainties and changes in circumstances, many of which are beyond our control. There can be no assurance that our beliefs or expectations will be achieved. Actual results may differ materially from our beliefs or expectations due to economic, business, competitive, market and regulatory factors.